UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Gladstone Commercial Corporation

(Name of Registrant as Specified in its Charter)

Not Applicable

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GLADSTONE COMMERCIAL CORPORATION

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2022

To the Stockholders of Gladstone Commercial Corporation:

We are notifying you that the 2022 Annual Meeting of Stockholders of Gladstone Commercial Corporation will be held on Thursday, May 5, 2022, at 11:00 a.m. Eastern Daylight Time. The 2022 Annual Meeting of Stockholders will be a completely “virtual meeting.” You will be able to attend the meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/GOOD2022 and entering the company number and control number included in your “Notice of Internet Availability of Proxy Materials” on your proxy card or in the instructions that accompanied your proxy materials. Your virtual attendance at the 2022 Annual Meeting affords you the same rights and opportunities to participate as you would have at an in-person annual meeting.

At the 2022 Annual Meeting of Stockholders, you will be asked to consider and vote upon the following proposals:

1.	To elect three directors to hold office for terms that will expire at the 2025 Annual Meeting of Stockholders and when their respective successors are duly elected and qualify;

2.	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 11, 2022, as the record date for determining the stockholders entitled to notice of and to vote at the 2022 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. As a result, we are mailing to our stockholders a “Notice of Internet Availability of Proxy Materials,” which contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2021 Annual Report, and a proxy card or voting instruction card. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our 2022 Annual Meeting of Stockholders and conserve natural resources.

By Order of the Board of Directors,

Michael LiCalsi
Secretary

McLean, Virginia

March 18, 2022

The Board of Directors is soliciting proxies to be used at the 2022 Annual Meeting of Stockholders. All of our stockholders are cordially invited to attend the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting, you are urged to submit your proxy electronically via the Internet or by telephone as instructed in these materials. Submitting your proxy or voting instructions promptly will assist us in reducing the expenses of additional proxy solicitation, but it will not affect your right to vote if you attend the virtual Annual Meeting via webcast (and, if you are not a stockholder of record, you have obtained a legal proxy from the bank, broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the virtual Annual Meeting).

GLADSTONE COMMERCIAL CORPORATION

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

GLADSTONE COMMERCIAL CORPORATION

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2022

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is the Notice of Internet Availability of Proxy Materials and why am I receiving it?

Pursuant to the “e-proxy” rules promulgated by the Securities and Exchange Commission (the “SEC”), Gladstone Commercial Corporation, referred to herein as “we,” “us,” the “Company” or “Gladstone Commercial,” is providing access to our proxy materials in a fast and efficient manner via the Internet. Accordingly, on March 18, 2022, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of the close of business on March 11, 2022, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice. In addition, the Notice and website provide information regarding how you may elect to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you previously elected to receive a printed or electronic copy of our proxy materials, which we also expect to distribute on or about March 18, 2022, you will continue to receive these materials by mail or electronic mail, as applicable. You will also continue to receive paper or electronic copies of our proxy materials in the future until you elect otherwise.

Who can vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 11, 2022, will be entitled to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). On this record date, there were 38,469,135 shares of common stock outstanding and entitled to vote, having one vote per share.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on March 11, 2022, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or authorize a proxy to vote your shares by mail, over the telephone or on the Internet. Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares by following the instructions in the Notice or in this proxy statement to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on March 11, 2022, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization (collectively, a “Brokerage Firm”), then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that Brokerage Firm, which is the actual stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your Brokerage Firm as to how to vote the shares in your account.

You are also invited to attend the Annual Meeting via webcast. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your Brokerage Firm.

What am I voting on?

There are two matters scheduled for a vote, as follows:

•	Proposal 1, to elect three directors to hold office for terms that will expire at the 2025 Annual Meeting of Stockholders and when their respective successors are duly elected and qualify; and

•	Proposal 2, to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

How do I vote?

For Proposal 1, you may either vote “FOR” all the nominees to the Board of Directors (the “Board”) or you may “WITHHOLD” your vote for any nominee you specify. For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting or authorize a proxy to vote your shares over the telephone, on the Internet, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares using one of the methods listed below to ensure your vote is counted. You may still attend the meeting via webcast and vote even if you have already submitted a proxy.

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To vote virtually during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/GOOD2022. You will need the company number and control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the Annual Meeting.

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To authorize a proxy to vote your shares using a proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. To request a proxy card, follow the instructions on the Notice. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To authorize a proxy to vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 4, 2022, the day prior to the Annual Meeting, to be counted.

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To authorize a proxy to vote on the Internet, follow the instructions in the Notice or go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 4, 2022, the day prior to the Annual Meeting, to be counted.

Beneficial Owner: Shares Registered in the Name of Your Broker or Bank

If you are a beneficial owner of shares registered in the name of your Brokerage Firm, you should have received a notice containing voting instructions from that organization rather than from Gladstone Commercial. Simply follow the voting instructions in the notice to ensure that your vote is counted. Alternatively, you may authorize a proxy to vote your shares by telephone or over the Internet as instructed by your Brokerage Firm. To vote virtually during the live webcast of the Annual Meeting, you must obtain a valid proxy from your Brokerage Firm. Follow the instructions from your Brokerage Firm or contact them to request a proxy form.

We provide Internet proxy voting to allow you to authorize a proxy to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from your Internet access provider and telephone company.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, your proxy holder (one of the individuals named on your proxy card) will vote on those matters in accordance with their discretion.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 11, 2022.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “FOR” the election of all director nominees and “FOR” the ratification of the Audit Committee’s selection of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her discretion.

Who is paying for this proxy solicitation?

We, Gladstone Commercial Corporation, will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other employees of Gladstone Management Corporation (our “Adviser”), or Gladstone Administration, LLC (our “Administrator”). No additional compensation will be paid to directors, officers or other employees for such services.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts at your Brokerage Firm. Please follow the voting instructions on all such Notices to ensure that all of your shares have been voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the Internet.

•	You may grant a subsequent proxy by telephone on a later date.

•	You may send a timely written notice that you are revoking your proxy to Gladstone Commercial Corporation’s corporate secretary at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

•	You may attend the Annual Meeting and vote virtually during the live webcast. However, simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, Internet proxy or telephone vote is the one that is counted. If your shares are held by your Brokerage Firm, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

We will consider for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders proposals that we receive not later than November 18, 2022, and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our bylaws, as amended (“Bylaws”). Stockholders must submit their proposals to our corporate secretary at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 4 of our Bylaws, a copy of which is on file with the SEC and may be obtained from our corporate secretary upon request. These notice provisions require that nominations of persons for election to the Board and proposals of business to be considered by the stockholders for the 2023 Annual Meeting of Stockholders must be made in writing and submitted to our corporate secretary at the address above no earlier than February 4, 2023 (90 days before the first anniversary of the 2022 Annual Meeting of Stockholders) and not later than March 6, 2023 (60 days before the first anniversary of the 2022 Annual Meeting of Stockholders). You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting of stockholders. A quorum will be present if at least a majority of the outstanding voting shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 38,469,135 shares outstanding and entitled to vote. Thus, 19,234,568 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your Brokerage Firm or other nominee) or if you vote virtually during the meeting. “WITHHOLD” votes, abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspectors of election appointed for the meeting, who will separately count: (i) “FOR” and “WITHHOLD” votes and broker non-votes for Proposal 1 (election of directors) and (ii) “FOR,” “AGAINST” and “ABSTAIN” votes with respect to Proposal 2 (ratification of the appointment of PwC). “WITHHOLD” votes, abstentions and broker non-votes will have no effect with regard to Proposals 1 and 2, although they will be considered present for purposes of determining the presence of a quorum. Our general counsel and secretary, Michael LiCalsi, and our deputy general counsel, Erich Hellmold, have been appointed as the inspectors of election.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to his or her Brokerage Firm holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the Brokerage Firm holding the shares. If the beneficial owner does not provide voting instructions, the Brokerage Firm can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Under the rules of the New York Stock Exchange that are applicable to the Nasdaq Stock Market (“Nasdaq”), Proposal 1 (election of directors) is a non-routine proposal; thus your Brokerage Firm is not entitled to vote your shares without your instructions. Proposal 2 (ratification of the appointment of PwC) is a routine proposal; thus your Brokerage Firm may vote your shares even if it does not receive instructions from you. In the event that a Brokerage Firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

For Proposal 1, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, for the three directorships to be filled at the Annual Meeting, the three nominees receiving the most “FOR” votes (among votes properly cast virtually during the meeting or by proxy) will be elected. “WITHHOLD” and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, they will be counted towards the quorum requirement.

For Proposal 2, the ratification of PwC as our independent registered public accounting firm, the affirmative vote of a majority of all of the votes cast at the Annual Meeting at which a quorum is present is required to approve the proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, they will be counted toward the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the conclusion of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS TO CLASS OF 2025

Our Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including any vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. Our Board currently has seven directorships and seven members.

There are three directors in the class whose term of office expires in 2022. Therefore, the Board has nominated three persons for election to the class whose term of office will expire in 2025. Each nominee is a current member of our Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected at the Annual Meeting, each nominee would serve until the 2025 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until his death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. None of our directors attended the 2021 Annual Meeting of Stockholders.

Directors are elected by a plurality of all the votes cast at the Annual Meeting. Therefore, for the three directorships to be filled at the Annual Meeting, the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. “WITHHOLD” votes and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-year Term, Expiring at the 2025 Annual Meeting of Stockholders

The following is a brief biography of each director nominee.

David Gladstone. Mr. Gladstone, age 79, is our founder and has served as chief executive officer and chairman of the Board since our inception in 2003. He also founded and continues to serve as chief executive officer and chairman of the board of directors of our affiliates, including Gladstone Capital Corporation (“Gladstone Capital”) (Nasdaq: GLAD), Gladstone Investment Corporation (“Gladstone Investment”) (Nasdaq: GAIN), Gladstone Land Corporation (“Gladstone Land”) (Nasdaq: LAND), our Adviser, and our Administrator. Mr. Gladstone has also served as chief executive officer, president and chief investment officer and a director of Gladstone Acquisition Corporation (“Gladstone Acquisition”) (Nasdaq: GLEE) since January 2021. Mr. Gladstone additionally serves on the board of managers of our affiliated broker-dealer, Gladstone Securities, LLC (“Gladstone Securities”). Prior to founding the Company, Mr. Gladstone served as either chairman or vice chairman of the board of directors of American Capital Strategies, Ltd. (Nasdaq: ACAS), a publicly-traded leveraged buyout fund and mezzanine debt finance company, from 1997 to 2001. From 1974 to 1997, Mr. Gladstone held various positions, including chairman and chief executive officer, with Allied Capital Corporation (NYSE: ALD), Allied Capital Corporation II, Allied Capital Lending Corporation and Allied Capital Advisors, Inc., a registered investment adviser that managed the Allied companies. The Allied companies were the largest group of publicly-traded mezzanine debt funds in the United States and were managers of two private venture capital limited partnerships and a private real estate investment trust (“REIT”). From 1991 to 1997, Mr. Gladstone served either as chairman of the board of directors or president of Allied Capital Commercial Corporation, a publicly-traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisors, Inc. He managed the growth of Allied Capital Commercial from no assets at the time of its initial public offering to $385 million in assets at the time it merged into Allied Capital Corporation in 1997. From 1992 to 1997, Mr. Gladstone served as a director, president and chief executive officer of Business Mortgage Investors, a privately-held mortgage REIT managed by Allied Capital Advisors, which invested in real estate loans to small and medium-sized businesses. Mr. Gladstone is also a past director of Capital Automotive REIT, a real estate investment trust that purchases and net leases real estate to automobile dealerships. Mr. Gladstone served as a director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He served as a trustee of the George Washington University and currently is trustee emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a member emeritus. Mr. Gladstone holds an MBA from the Harvard Business School, an MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing.

Mr. Gladstone was selected to serve as a director on our Board because he is our founder and has greater than 30 years of experience in the industry, including his past service as our chairman and chief executive since our inception.

Paul W. Adelgren. Mr. Adelgren, age 79, has been one of our directors since August 2003. Mr. Adelgren has also served as a director of Gladstone Capital since January 2003, a director of Gladstone Investment since June 2005, a director of Gladstone Land since January 2013, and a director of Gladstone Acquisition since August 2021. From 1997 to January 2018, Mr. Adelgren served as the pastor of Missionary Alliance Church. From 1991 to 1997, Mr. Adelgren was pastor of New Life Alliance Church. From 1988 to 1991, Mr. Adelgren was the comptroller, treasurer, and vice president for finance and materials of Williams & Watts, Inc., a logistics management and procurement business located in Fairfield, New Jersey. Prior to Joining Williams & Watts, Mr. Adelgren served in the United States Navy, where he served in a number of capacities, including as the director of the Strategic Submarine Support Department, SPCC Mechanicsburg, Pennsylvania, as an executive officer at the Naval Supply Center, Charleston, South Carolina and as the director of the Joint Uniform Military Pay System, Navy Finance Center. He is a retired Navy Captain. Mr. Adelgren holds an MBA from Harvard Business School and a BA from the University of Kansas.

Mr. Adelgren was selected to serve as an independent director on our Board due to his strength and experience in ethics, which also led to his appointment as chairman of our Ethics, Nominating and Corporate Governance Committee (the “Ethics Committee”) and his past service on our Board since August 2003.

John H. Outland. Mr. Outland, age 76, has been one of our directors since December 2003. Mr. Outland has also been a director of Gladstone Capital since December 2003, a director of Gladstone Investment since June 2005, a director of Gladstone Land since January 2013, and a director of Gladstone Acquisition since August 2021. Mr. Outland has been a private investor since June 2006. From March 2004 to June 2006, he served as vice president of Genworth Financial, Inc. From 2002 to March 2004, Mr. Outland served as a managing director for

1789 Capital Advisors, where he provided market and transaction structure analysis and advice on a consulting basis for multifamily commercial mortgage purchase programs. From 1999 to 2001, Mr. Outland served as vice president of mortgage-backed securities at Financial Guaranty Insurance Company where he was team leader for bond insurance transactions, responsible for sourcing business, coordinating credit, loan files, due diligence and legal review processes, and negotiating structure and business issues. From 1993 to 1999, Mr. Outland was senior vice president for Citicorp Mortgage Securities, Inc., where he securitized non-conforming mortgage products. From 1989 to 1993, Mr. Outland was vice president of real estate and mortgage finance for Nomura Securities International, Inc., where he performed due diligence on and negotiated the financing of commercial mortgage packages in preparation for securitization. Mr. Outland holds an MBA from Harvard Business School and a bachelor’s degree in Chemical Engineering from Georgia Institute of Technology.

Mr. Outland was selected to serve as an independent director on our Board due to his more than 20 years of experience in the real estate and mortgage industry as well as his past service on our Board since December 2003.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

The following is a brief biography of each director whose term will continue until the 2023 Annual Meeting of Stockholders.

Michela A. English. Ms. English, age 72, has served as one of our directors since August 2003. Ms. English has also been a director of Gladstone Capital since June 2002, a director of Gladstone Investment since June 2005, a director of Gladstone Land since January 2013, and a director of Gladstone Acquisition since August 2021. Ms. English is currently a private investor and serves as a strategic advisor to companies and nonprofit organizations. Ms. English has served as a director of Fight for Children, a non-profit charitable organization focused on providing high quality education and health care services to underserved youth in Washington, D.C., since January 2017, and Ms. English served as President and Chief Executive Officer of Fight for Children from June 2006 to December 2016. From March 1996 to March 2004, Ms. English held several positions with Discovery Communications, Inc., including president of Discovery Consumer Products, president of Discovery Enterprises Worldwide and president of Discovery.com. From 1991 to 1996, Ms. English served as senior vice president of the National Geographic Society and was a member of the National Geographic Society’s Board of Trustees and Education Foundation Board. Prior to 1991, Ms. English served as vice president, corporate planning and business development for Marriott Corporation and as a senior engagement manager for McKinsey & Company. Ms. English currently serves as a director of the Hershey Trust Company and the Milton Hershey School, as a director of the Educational Testing Service (ETS), as a director of D.C. Preparatory Academy and a director of the District of Columbia Public Education Fund. Ms. English is an emeritus member of the board of Sweet Briar College. Ms. English holds a Bachelor of Arts in International Affairs from Sweet Briar College and a Master of Public and Private Management degree from the Yale University School of Management.

Ms. English was selected to serve as an independent director on our Board due to her greater than 20 years of senior management experience at various corporations and non-profit organizations.

Anthony W. Parker. Mr. Parker, age 76, has served as one of our directors since August 2003. Mr. Parker has also been a director of Gladstone Capital since August 2001, a director of Gladstone Investment since June 2005, a director of Gladstone Land since January 2013, and a director of Gladstone Acquisition since August 2021. Mr. Parker founded Parker Tide Corp. in 1997 and has since served as Chairman of the Board. Parker Tide is a government contracting company providing mission critical solutions to the Federal Government. From 1992 to 1996, Mr. Parker was chairman of Capitol Resource Funding, Inc., a commercial finance company. Mr. Parker practiced corporate and tax law for over 15 years – from 1980 to 1983 at Verner, Liipfert, Bernhard & McPherson, and in private practice from 1983 to 1992. From 1973 to 1977, Mr. Parker served as executive assistant to the administrator of the U.S. Small Business Administration. Mr. Parker is also a director of Naval Academy Sailing Foundation, a 501(c)(3) not-for-profit corporation located in Annapolis, Maryland, a director of the Bishop Walker School, a part of the Episcopal diocese of Washington, D.C. and vice chairman and member of the Board of Visitors, U.S. Naval Academy. Mr. Parker received his J.D. and Masters in Tax Law from Georgetown Law Center and his undergraduate degree from Harvard College.

Mr. Parker was selected to serve as an independent director on our Board due to his expertise and wealth of experience in the field of corporate taxation. Mr. Parker’s knowledge of corporate tax was instrumental in his appointment as chairman of our Audit Committee.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

The following is a brief biography of each director whose term will continue until the 2024 Annual Meeting of Stockholders.

Terry L. Brubaker. Mr. Brubaker, age 78, has served as our chief operating officer and a director since our inception in 2003, as president from our inception through July 2007, when he assumed the duties of vice chairman, and as secretary from 2003 to October 2012. Mr. Brubaker has also served as the chief operating officer and a director of our Adviser since its inception in 2003 and was secretary from 2003 to October 2012. He also served as president of our Adviser from its inception until assuming the duties of vice chairman in February 2006. Mr. Brubaker has also served as chief operating officer of our Administrator since its inception in 2005. Mr. Brubaker has also served as chief operating officer of Gladstone Acquisition since January 2021 and as a director of Gladstone Acquisition since August 2021. Mr. Brubaker has served as the chief operating officer and a director of Gladstone Capital since May 2001 and was secretary from 2003 to October 2012. He also served as president of Gladstone Capital from May 2001 through April 2004, when he assumed the duties of vice chairman. Mr. Brubaker has also been the vice chairman, chief operating officer and a director of Gladstone Investment since its inception in June 2005 and was secretary from 2003 to October 2012. Mr. Brubaker has also been the vice chairman, chief operating officer and a director of Gladstone Land since its inception in January 2007. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as vice president of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as president of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as president of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including vice president of strategic planning from 1981 to 1982, group vice president of the Groveton Group and Premium Printing Papers from 1982 to 1990 and vice president of human resources development in 1991. From 1976 to 1981, Mr. Brubaker was strategic planning manager and marketing manager of white papers at Boise Cascade. Previously, Mr. Brubaker was a senior engagement manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy fighter pilot. Mr. Brubaker holds an MBA from the Harvard Business School and a BSE from Princeton University.

Mr. Brubaker was selected to serve as a director on our Board due to his more than 30 years of experience in various mid-level and senior management positions at several corporations.

Walter H. Wilkinson, Jr. Mr. Wilkinson, age 76, has served as our director and as a director of Gladstone Investment, Gladstone Capital, and Gladstone Land since October 2014, and Gladstone Acquisition since August 2021. Mr. Wilkinson has served as chairman of the Valuation Committee for each of the Company, Gladstone Investment, Gladstone Capital and Gladstone Commercial since January 2022. Mr. Wilkinson is the founder and was a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina, from its founding through 2016. He has served on the board of the N.C. State University Foundation and has previously served as Chairman of its Graduate School Advisory Board where he endowed the Wilkinson Research Ethics Fellowship. For many years he served on the board and as chairman of the finance committee of the Ben Craig Center, a business incubator affiliated with the University of N.C. at Charlotte. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. Mr. Wilkinson was founding Chairman of the Carolinas Chapter of the National Association of Corporate Directors (NACD), and served on its board of directors from 2013 through December 2015, and has been a NACD Leadership Fellow, having completed the NACD’s program for corporate directors and its continuing educational requirements to maintain this level of recognition. Mr. Wilkinson served as a director of R.F. Micro Devices, Inc. (Nasdaq: RFMD) from 1992, serving as its Chairman of its board of directors from July 2008, until its $11 billion merger with Triquint Semiconductor, Inc. (Nasdaq: TQNT) in January 2015 to form QORVO (Nasdaq: QRVO). He served as Lead Independent Director for QORVO from January 2015 until August 2018. During his many years of service on the RFMD and QORVO boards, he served on and chaired both the Compensation and Governance and Nominating Committees for various periods. Mr. Wilkinson also serves or has served as a director of numerous venture-backed companies, both public and private. Mr. Wilkinson is a graduate of N.C. State University (BS) and the Harvard Graduate School of Business Administration (MBA).

Mr. Wilkinson was selected to serve as an independent director on our Board due to his over 40 year career in the venture capital industry where he has helped to start or expand dozens of rapidly growing companies in a variety of industries. Mr. Wilkinson brings a unique perspective to our Board from his experience in overseeing the successful growth and evolution of numerous businesses and understanding the challenges of leading both private and public companies through changing economic conditions.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our chief compliance officer and legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following five current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Adelgren, Outland, Parker and Wilkinson and Ms. English. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Gladstone, the chairman of our Board and our chief executive officer, and Mr. Brubaker, our vice chairman and chief operating officer, are not independent directors by virtue of their positions as our executive officers.

Meetings of the Board of Directors

The Board met four times during the last fiscal year. Each then current Board member attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, which require regularly scheduled meetings of independent directors, in fiscal year 2021, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Corporate Leadership Structure

Since our inception, Mr. Gladstone has served as chairman of our Board and our chief executive officer. The Board believes that our chief executive officer is best situated to serve as chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, Mr. Adelgren, one of our independent directors, serves as the Lead Director for all meetings of our independent directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the chairman and chief executive officer on Board and committee meeting agendas, acting as a liaison between management and the independent directors and facilitating teamwork and communication between the independent directors and management.

The Board believes the combined role of chairman and chief executive officer, together with having an independent Lead Director, is in the best interests of us and our stockholders because it provides the appropriate balance between strategic development and independent oversight of management.

Our Board has six committees: an Audit Committee, a Compensation Committee, an Executive Committee, an Offering Committee, an Ethics Committee and a Valuation Committee. The following table shows the current composition of each of the committees of the Board and the number of meetings held by each committee during the last fiscal year:

Name	Audit	Compensation	Executive	Offering	Ethics	Valuation
Paul W. Adelgren †		X			*X
Terry L. Brubaker			X	X
Michela A. English	X
David Gladstone			*X	*X
John H. Outland	X	*X			X	X
Anthony W. Parker	*X		X	X		X
Walter H. Wilkinson, Jr.		X			X	*X
Meetings held in 2021	8	4	—	—	4	4

*	Committee Chairperson
†	Lead Independent Director

Below is a description of each committee of the Board. All committees have the authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities.

The Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of the Adviser or the Administrator regarding concerns of questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

During the fiscal year ended December 31, 2021, the Audit Committee was comprised of Messrs. Parker (Chairperson) and Outland and Mses. English and Merrick. Ms. Merrick resigned as a director of the Company, effective January 8, 2022. Messrs. Adelgren and Wilkinson currently serve as alternate members of the Audit Committee. Alternate members of the Audit Committee serve and participate in meetings of the Audit Committee only in the event of an absence of a regular member of the Audit Committee. The Audit Committee has adopted a written charter that is available to stockholders in the Governance section of the Investors portion of our website at www.GladstoneCommercial.com. Information from our website is not incorporated by reference into this Proxy Statement.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that each of Messrs. Parker, Outland, Adelgren (alternate) and Wilkinson (alternate) and Mses. English and Merrick was an independent director (as currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) for the last fiscal year. No members of the Audit Committee received any compensation from us during the last fiscal year other than directors’ fees. The Board has also determined that each of Messrs. Parker, Outland, Adelgren (alternate) and Wilkinson (alternate) and Mses. English and Merrick qualified as an “audit committee financial expert,” as defined in applicable SEC rules for the last fiscal year. The Board made a qualitative assessment of the members’ level of knowledge and experience based on a number of factors, including formal education and experience. The Board has also unanimously determined that all Audit Committee members and alternate members were financially literate under current Nasdaq rules and listing standards. In addition to our Audit Committee, Messrs. Parker and Outland and Mses. English and Merrick also served on the audit committees of Gladstone Investment, Gladstone Capital, Gladstone Land, and Gladstone Acquisition during the last fiscal year. Our Audit Committee’s alternate members, Messrs. Adelgren and Wilkinson, also serve as alternate members on the audit committees of Gladstone Investment, Gladstone Capital, Gladstone Land, and Gladstone Acquisition. The Board has affirmatively determined that this simultaneous service does not impair the respective directors’ ability to effectively and independently serve on our Audit Committee.

The Compensation Committee

The Compensation Committee operates pursuant to a written charter, which is available to stockholders and can be found in the Governance section of the Investors portion of our website at www.GladstoneCommercial.com, and conducts periodic reviews, at least annually, of the investment advisory agreement (the “Advisory Agreement”) with our Adviser and the administration agreement (the “Administration Agreement”) with our Administrator, to evaluate whether the fees paid to the parties under the respective agreements are in the best interests of us and our stockholders. The committee considers in such periodic reviews, among other things, whether the performance of our Adviser and our Administrator are reasonable in relation to the nature and quality of services performed, and whether the provisions of the Advisory and Administration Agreements are being satisfactorily performed. The Compensation Committee also reviews and considers all incentive fees payable to our Adviser under the Advisory Agreement. The Compensation Committee also reviews with management our Compensation Discussion and Analysis to be included in proxy statements and other filings. In addition, the Compensation Committee reviews, approves and recommends to our Board the compensation of our non-employee directors.

During the fiscal year ended December 31, 2021, the Compensation Committee was comprised of Messrs. Outland (Chairperson), Adelgren and Wilkinson. Mr. Parker and Ms. English currently serve as alternate members of the Compensation Committee. Alternate members of the Compensation Committee serve and participate in meetings of the Compensation Committee only in the event of an absence of a regular member of the Compensation Committee. All members and alternate members of our Compensation Committee are independent directors (as currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

Our Board has determined that all members and alternate members of our Compensation Committee are independent directors (as currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). No members of the Compensation Committee received compensation from us during the last fiscal year other than directors’ fees. Messrs. Outland, Adelgren and Wilkinson also serve on the compensation committees of Gladstone Capital, Gladstone Land, Gladstone Investment, and Gladstone Acquisition. Our Compensation Committee’s current alternate members, Mr. Parker and Ms. English also serve as alternate members on the compensation committees of Gladstone Capital, Gladstone Land, Gladstone Investment, and Gladstone Acquisition. Our Board has determined that this simultaneous service does not impair the respective directors’ ability to effectively serve on our Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2021, the Compensation Committee consisted of Messrs. Outland (Chairperson), Adelgren and Wilkinson. Mr. Parker and Ms. English currently serve as alternate members of the Compensation Committee. None of the aforementioned persons is or has been one of our officers or employees. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity any of whose executive officers served on our Compensation Committee, and none of our executive officers has ever served as a member of the compensation committee of another entity any of whose executive officers served on our Board.

The Ethics, Nominating and Corporate Governance Committee

The Ethics Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing our corporate governance principles. Our Ethics Committee operates pursuant to a written charter, which is available to stockholders and can be found in the Governance section of the Investors portion of our website at www.GladstoneCommercial.com. During the last fiscal year, the Ethics Committee was comprised of Messrs. Adelgren (Chairperson), Outland and Mr. Wilkinson. Mr. Parker and Ms. English currently serve as alternate members of the Ethics Committee. Alternate members of the committee serve and participate in meetings of the committee only in the event of an absence of a regular member of the committee. Our Board has determined that all members and alternate members of the Ethics Committee is an independent director (as currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

Information Regarding the Process for Nominating Director Candidates

The Ethics Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Ethics Committee also intends to consider such factors including, but not limited to, relevant expertise and ability to offer advice and guidance to management, ability to devote sufficient time to our affairs, demonstrated excellence in his or her field, ability to exercise sound business judgment and commitment to rigorously represent the long-term interests of our stockholders. However, the Ethics Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

Though we have no formal policy addressing diversity, the Ethics Committee and Board believes that diversity is an important attribute of directors and that our directors should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. Accordingly, the Ethics Committee considers in its review of director nominees factors such as values, disciplines, ethics, age, gender, race, culture, expertise, background and skills, all in the context of an assessment of the perceived needs of us and our Board at that point in time in order to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Ethics Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Ethics Committee also determines whether such new nominee must be independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Ethics Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Ethics Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Ethics Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Ethics Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

Stockholder Recommendations of Director Candidates to the Ethics, Nominating and Corporate Governance Committee

The Ethics Committee will consider director candidates recommended by stockholders. The Ethics Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Ethics Committee to become nominees for election to the Board may do so by timely delivering a written recommendation to the Ethics Committee at the address set forth on the cover page of this proxy statement containing the information required by our Bylaws. For nominations for election to the Board or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article II, Section 4(B) of our Bylaws. These notice provisions require that nominations for directors must be received no earlier than February 4, 2023 (90 days before the first anniversary of the 2022 Annual Meeting of Stockholders) and no later than March 6, 2023 (60 days before the first anniversary of the 2022 Annual Meeting of Stockholders). In the event that an annual meeting is advanced or delayed by more than 30 days from the first anniversary of the prior year’s annual meeting, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 90th day prior to such annual meeting date and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Submissions must include, among other things, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Ethics Committee has not received or rejected a timely director nominee proposal from a stockholder.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which our stockholders may communicate with the Board or any of its directors. Persons interested in communicating with the Board with their concerns or issues may address correspondence to the Board, to a particular director, or to the independent directors generally, in care of Gladstone Commercial Corporation, Attention: Investor Relations, at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102. This information is also contained on our website at www.GladstoneCommercial.com.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all of our officers and directors and to the employees of our Adviser and our Administrator. The Ethics Committee reviews, approves and recommends to our Board any changes to the Code. They also review any violations of the Code and make recommendations to the Board on those violations, if any. The Code is available to stockholders in the Governance section of the Investors portion of our website at www.GladstoneCommercial.com. If we make any substantive amendments to the Code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as specified above, or in a filing with the SEC, as applicable.

The Executive Committee

The Executive Committee, which is comprised of Messrs. Gladstone (Chairman), Brubaker and Parker, has the authority to exercise all powers of our Board, except for actions that must be taken by a majority of independent directors or the full Board under applicable rules and regulations.

The Offering Committee

The Offering Committee, which was comprised of Messrs. Gladstone (Chairman), Brubaker and Parker during the last fiscal year, with each of our other current and future directors who meet the independence requirements delineated in the Nasdaq listing standards serving as alternates for Mr. Parker, is responsible for assisting the Board in discharging its responsibilities regarding the offering from time to time of our securities. The Offering Committee has all powers of the Board that are necessary or appropriate and may lawfully be delegated to the Offering Committee in connection with an offering of our securities. Our Offering Committee was formed in January 2013, and operates pursuant to a written charter, which is available to stockholders and can be found in the Governance section of the Investors portion of our website at www.GladstoneCommercial.com.

The Valuation Committee

The Valuation Committee, which was comprised of Ms. Merrick (Chairperson), and Messrs. Outland, Parker and Wilkinson during the last fiscal year, with each of our other current and future independent directors serving as alternates, is responsible for assisting the Board in determining the fair value of our properties that are impaired and the quarterly valuation of our senior common stock. The Valuation Committee was formed in July 2015, and operates pursuant to a written charter, which is available to stockholders and can be found in the Governance section of the Investors portion of our website at www.GladstoneCommercial.com. Following Ms. Merrick’s resignation on January 8, 2022, Mr. Wilkinson was appointed Chairman of the Valuation Committee.

Oversight of Risk Management

Since September 2007, John Dellafiora has served as our chief compliance officer, and in that position, Mr. Dellafiora directly oversees our enterprise risk management function and reports to our chief executive officer, the Audit Committee and the Board in this capacity. Mr. Dellafiora also serves as chief compliance officer of Gladstone Capital, Gladstone Land, Gladstone Investment, Gladstone Acquisition, the Adviser, the Administrator and Gladstone Securities. Mr. Dellafiora also serves as a managing principal of and is on the board of managers of Gladstone Securities. In fulfilling his risk management responsibilities, Mr. Dellafiora works closely with other members of senior management including, among others, our chief executive officer, chief financial officer, treasurer, chief operating officer, and general counsel.

The Board, in its entirety, plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Each of the following committees of the Board plays a distinct role with respect to overseeing management of our risks:

•

Audit Committee: Our Audit Committee oversees our enterprise risk management function. To this end, our Audit Committee meets at least annually (i) to discuss our risk management guidelines, policies and exposures and (ii) with our independent registered public accounting firm to review our internal control environment and other risk exposures.

•

Compensation Committee: Our Compensation Committee oversees the management of risks relating to the fees paid to our Adviser and Administrator under the Advisory Agreement and the Administration Agreement, respectively. In fulfillment of this duty, the Compensation Committee meets at least annually to review these agreements and determines whether or not to recommend to the Board renewal of such Agreements for the upcoming year. In addition, the Compensation Committee reviews the performance of our Adviser to determine whether the compensation paid was reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory Agreement were satisfactorily performed.

•	Ethics, Nominating and Corporate Governance Committee: Our Ethics Committee manages risks associated with the independence of our directors and potential conflicts of interest.

•

Valuation Committee: Our Valuation Committee manages risks associated with valuation of our senior common stock and impaired properties, if any. In addition, the Valuation Committee facilitates communication between the Board, our senior and financial management and our independent public accountants related to valuation matters.

While each of the aforementioned committees is responsible for evaluating certain risks and overseeing the management of such risks, the committees each report to our Board on a regular basis to apprise our Board regarding the status of remediation efforts of known risks and of any new risks that may have arisen since the previous report.

Additionally, our Board is actively engaged in overseeing of the Company’s cyber and information security program. The Board receives at least quarterly reports from management and our chief compliance officer. Those reports cover any significant threats facing the Company as well as key risks and mitigation efforts undertaken by management.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PwC as our independent registered public accounting firm, which will audit our financial statements for the fiscal year ending December 31, 2022, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has audited our financial statements since our fiscal year ended December 31, 2003. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law requires stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PwC. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining whether a quorum exists, although they will not be counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees

The following table represents the amount and type of fees capitalized or expensed by us for the fiscal years ended December 31, 2020 and December 31, 2021 that were charged by PwC, our principal independent registered public accounting firm.

	2020	2021
Audit Fees	$655,000	$660,000
Audit related fees(1)	103,500	147,500
Tax fees	—	—
All other fees	—	—

Total	$758,500	$807,500

(1)	For the year ended December 31, 2021, this includes fees related to our ATM program and our 6.00% Series G Cumulative Redeemable Preferred Stock offering.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit related fees” are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation, including fees for comfort letters, consents, and assistance with and review of documents filed with the SEC. All fees described above were pre-approved by the Audit Committee in accordance with the policies and procedures described below.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. Pursuant to the policy specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts are generally pre-approved; however, there were no such services provided by PwC in the last two fiscal years. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PwC, if any, when incurred, is compatible with maintaining the principal independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed our audited financial statements with management and PwC, our independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of the independent registered public accounting firm’s examinations, our internal controls, and the quality of our financial reporting. The Audit Committee also reviewed our procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by our chief executive officer and chief financial officer that are required in periodic reports filed by us with the SEC. The Audit Committee further reviewed with the independent registered public accounting firm their opinion on our effectiveness of internal control over financial reporting. The Audit Committee is satisfied that our internal control system is adequate and that we employ appropriate accounting and auditing procedures.

Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2021 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee discussed and reviewed with PwC our critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PwC’s audits and all fees paid to PwC during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PwC. The Audit Committee has reviewed and considered the compatibility of PwC’s performance of non-audit services with the maintenance of PwC’s independence as our independent registered public accounting firm.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC. In addition, the Audit Committee has engaged PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Submitted by the Audit Committee
Anthony W. Parker, Chairperson
Michela A. English
John H. Outland

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2022, by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock. Except as otherwise noted, the address of the individuals below is c/o Gladstone Commercial Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Directors:
Paul W. Adelgren	13,967		*
Terry L. Brubaker	—		—
Michela A. English	1,761	(2)	*
David Gladstone	496,564	(3)	1.29%
John H. Outland	3,045		*
Anthony W. Parker	38,035		*
Walter H. Wilkinson, Jr.	10,455		*

Named Executive Officers (that are not directors):
Gary Gerson (4)	6,052		*
Mike Sodo (5)	10,750		*
All executive officers and directors as a group (12 persons)	660,400		1.72%

Over 5% Stockholders:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,622,279	(6)	6.82%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,073,420	(7)	5.39%
The Vanguard Group – 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	3,844,980	(8)	9.99%

*	Less than 1%
(1)

This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Percentages are determined in accordance with SEC rules and regulations and are based upon 38,469,135 shares of common stock outstanding on March 11, 2022.

(2)	Includes 1,761 shares that are pledged as collateral in connection with a margin account.
(3)	Includes 17,000 shares held by The Gladstone Companies, Ltd.,13,000 shares held by Gladstone International Corporation, Ltd. and 102,000 shares held by the Gladstone American Trust.

(4)

Mr. Gerson, was appointed on March 2, 2021 as our interim chief financial officer, effective March 26, 2021 and Chief Financial Officer effective June 4, 2021. Includes 552 shares held by Mr. Gerson’s spouse for which he disclaims beneficial ownership.

(5)	Mr. Sodo resigned as Chief Financial Officer of the Company effective March 26, 2021. Based solely on information available to the Company as of March 26, 2021.
(6)

Information shown is based solely on information reported by the filer on a Schedule 13G/A filed with the SEC on February 3, 2022, in which BlackRock, Inc. reported that it and its subsidiaries have sole voting power over 2,534,606 shares and sole dispositive power over 2,622,279 shares.

(7)

Information shown is based solely on information reported by the filer on a Schedule 13G/A filed with the SEC on February 11, 2022, in which Renaissance Technologies LLC reported that it and its subsidiary have sole voting power over 1,920,386 shares and sole dispositive power over 2,073,420 shares.

(8)

Information shown is based solely on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2022, in which The Vanguard Group reported that it and its subsidiaries have the sole power to vote 0 shares, sole dispositive power over 3,775,690 shares, shared voting power over 41,085 shares and shared dispositive power over 69,290 shares.

Insider Trading Policy

The Company has adopted the Code that, among other things, prohibits directors, officers and other employees of the Company, Gladstone Capital, Gladstone Land or Gladstone Investment (collectively, with the Company, the “Funds”), the Administrator or the Adviser, including such persons’ spouse, minor children, family members living within the same household, and any other affiliates or affiliated entities, from entering into a short sale transaction or trading in options (including puts and calls), warrants, convertible securities, appreciation rights or other derivative securities, with respect to the Company’s securities (or securities of the Funds) granted as compensation or held directly or indirectly by the individuals covered under the policy, or use any other derivative transaction or instrument to take a short position in respect of such Fund’s securities.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations, that no other reports were required to be filed during the fiscal year ended December 31, 2021, and that our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that, as a result of an administrative error, Mr. Cooper filed one late Form 4 report related to one transaction by his spouse regarding the disposition of shares occurring in fiscal year 2021.

EXECUTIVE OFFICERS

Set forth below are our executive officers. Each of our executive officers serves at the pleasure of the Board.

Executive Officer	Title
David Gladstone	Chairman and Chief Executive Officer
Terry L. Brubaker	Vice Chairman and Chief Operating Officer
Robert Cutlip	Co-President
Arthur S. “Buzz” Cooper	Co-President
Gary Gerson	Chief Financial Officer(1)
Mike Sodo	Chief Financial Officer(2)
Jay Beckhorn	Treasurer

(1)	Mr. Gerson was appointed on March 2, 2021 as our interim chief financial officer, effective March 26, 2021, and Chief Financial Officer, effective June 4, 2021.
(2)	Mr. Sodo resigned as Chief Financial Officer of the Company, effective March 26, 2021.

The biography of Mr. Gladstone is set forth under the heading “Nominees for Election for a Three-year Term, Expiring at the 2025 Annual Meeting of Stockholders,” and the biography of Mr. Brubaker is set forth under the heading “Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders.”

Set forth below are brief biographies of Messrs. Cutlip, Cooper, Gerson, Sodo and Beckhorn, our executive officers who are not also directors.

Robert Cutlip. Mr. Cutlip, age 72, has served as our co-president since January 2022 and president from June 2012 until January 2022. Mr. Cutlip announced his resignation on January 13, 2022, and will retire on or about June 30, 2022. Prior to his appointment, Mr. Cutlip was Managing Director of the Southeast and Mid-Atlantic Regions with Sealy & Company, LLC, a vertically integrated real estate operating company. Mr. Cutlip was also a founding principal of Attentus Advisors, a real estate advisory consulting firm, in January 2009. From March 2006 to December 2008, Mr. Cutlip was a Managing Director and then Executive Vice

President of North American Operations with First Industrial Realty Trust, Inc., a publicly traded industrial real estate investment trust. Prior to that, Mr. Cutlip held various management positions with Highwoods Properties, Inc. and Duke-Weeks Realty Corporation, both publicly traded real estate investment trusts. Mr. Cutlip has over 29 years of experience sourcing acquisitions, underwriting transactions, negotiating and executing development transactions, and overseeing asset management plan execution. He is currently a member of the National Association of Industrial and Office Properties (“NAIOP”), a trade association for developers, owners and investors in industrial office and related commercial real estate. At NAIOP he has held a number of positions, including, National Chairman in 2006, Chairman of NAIOP Research Foundation in 2011 and as a member of the NAIOP Commercial Real Estate Credit and Capital Advisory Board in 2011. He is also currently a member of NAIOP’s Industrial Forum. Mr. Cutlip received a Bachelors of Science in Civil Engineering from the US Air Force Academy, an MS in Civil Engineering from Vanderbilt University and an MBA in Finance from University of Southern California.

Arthur S. “Buzz” Cooper. Mr. Cooper, age 65, has served as our co-president since January 11, 2022. Mr. Cooper has been with the Company since its initial public offering in 2003. Most recently, Mr. Cooper has served as our Chief Investment Officer from April 2021 until January 2022, Executive Vice President from October 2020 until April 2021 and Senior Managing Director from July 2013 until October 2020. Mr. Cooper has over 35 years of experience in the commercial lending industry and the commercial real estate industry. Mr. Cooper is a graduate of Washington and Lee University and is a member of the NAIOP.

Gary Gerson. Mr. Gerson, age 57, was appointed on March 2, 2021 as our interim chief financial officer, effective March 26, 2021 and Chief Financial Officer effective June 4, 2021. Prior to joining the Gladstone Commercial, from 2013 to 2020, Mr. Gerson served as Chief Financial Officer of Spotted Hawk Development Company, LLC, an Apollo Investment Corporation (Nasdaq: AINV) portfolio company. In addition, Mr. Gerson previously served as Treasurer and Managing Principal of The Gladstone Companies from 2006 to 2012 providing valuable finance functions to the Gladstone Commercial and affiliated Gladstone funds. Mr. Gerson is a CFA Charterholder and a Certified Public Accountant in the Commonwealth of Virginia. He earned his Bachelor of Science from the United States Naval Academy and his Master of Business Administration from Yale University.

Mike Sodo. Mr. Sodo, age 44, served as our chief financial officer from October 2016 until March 26, 2021. Prior to joining Gladstone Commercial, he served as Executive Vice President, Chief Financial Officer and Treasurer of VEREIT, Inc. from October 2014 to October 2015 and as Senior Vice President – Director of Financial Reporting and Treasury of VEREIT, Inc. from August 2014 until he was appointed as the Chief Financial Officer of VEREIT. He served in numerous accounting positions in Capital Automotive, a real estate investment trust, from June 2003 to July 2014, rising to the level of Senior Vice President – Director of Financial Reporting and Treasurer. Mr. Sodo started his career at KPMG and is a licensed CPA in the Commonwealth of Virginia. He holds a BBA from the College of William and Mary.

Jay Beckhorn. Mr. Beckhorn, age 60, has served as our treasurer since January 2015 and previously served as our assistant treasurer from July 2014 until January 2015. Mr. Beckhorn was also appointed treasurer of Gladstone Land in January 2015 and also served as the assistant treasurer of each of the Company and Gladstone Land from July 2014 through January 2015. Mr. Beckhorn was also named assistant treasurer of each of Gladstone Capital and Gladstone Investment in January 2015. Mr. Beckhorn joined the Gladstone Companies in January 2013 as Managing Director, Finance. Prior to joining Gladstone, he was a Regional Director (from

March 2010 through December 2012) with Heavenrich & Co., an M&A group that serves the senior housing industry. Mr. Beckhorn served as a Senior Vice President with Sunrise Senior Living from May 2000 through December 2008, where he secured debt financing to support the company’s development, acquisition, and joint venture activities. Additionally, he worked for the Riggs Bank in a variety of real estate related capacities including Managing Director and Senior Asset Manager for the Multi-Employer Property Trust, spanning from February 1990 through April 2000. Mr. Beckhorn earned an MBA from Duke University’s Fuqua School of Business and a BA from Colgate University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

None of our executive officers receive direct compensation from us. We do not currently have any employees and do not expect to have any employees in the foreseeable future. The services necessary for the operation of our business are provided to us by our officers and the other employees of our Adviser and Administrator, pursuant to the terms of the Advisory and Administration Agreements, respectively. Mr. Gladstone, our chairman and chief executive officer, Mr. Brubaker, our vice chairman and chief operating officer, Mr. Cutlip, our co-president, and Mr. Cooper, our co-president are all employees of and compensated directly by our Adviser. Mr. Sodo, our chief financial officer until March 26, 2021, Mr. Gerson, our chief financial officer beginning June 4, 2021, and Mr. Beckhorn, our treasurer, are employees of our Administrator. Mr. Sodo, our former chief financial officer, was an employee of our Administrator until the time of his resignation on March 26, 2021.

During the fiscal year ended December 31, 2021, we incurred total fees of approximately $10.7 million to our Adviser under the Advisory Agreement and $1.4 million to our Administrator under the Administration Agreement. For a discussion of the terms of our Advisory and Administration Agreements, see “Transactions With Related Persons.”

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2021, certain information with respect to the compensation of all our non-executive directors:

Name	Fees Earned or Paid in Cash	Total
Paul W. Adelgren	$38,000	$38,000
Michela A. English	$37,000	$37,000
Caren D. Merrick	$37,000	$37,000
John H. Outland	$48,000	$48,000
Anthony W. Parker	$44,500	$44,500
Walter H. Wilkinson, Jr.	$37,000	$37,000

For our fiscal year ended December 31, 2021, as compensation for serving on our Board, each of our independent directors received an annual fee of $25,000, an additional $1,000 for each Board meeting attended, and an additional $1,000 for each committee meeting attended if such committee meeting took place on a day other than when the full Board met. In addition, the chairperson of the Audit Committee received an annual fee of $7,500. The chairperson of the Valuation and Compensation Committees received an annual fee of $3,000 for his or her additional service in this capacity, and the chairperson of the Ethics Committee received an annual fee of $1,000 for his additional service in this capacity. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their Board service, including those incurred for attendance at Board and committee meetings.

We do not pay any compensation to directors who also serve as our officers, or as officers or directors of our Adviser or our Administrator, in consideration for their service on our Board. Our Board may change the compensation of our independent directors in its discretion upon the recommendation of our Compensation Committee. None of our independent directors received any compensation from us during the fiscal year ended December 31, 2021 other than for Board or committee service and meeting fees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Compensation Committee

John H. Outland, Chairperson

Paul W. Adelgren

Walter H. Wilkinson, Jr.

TRANSACTIONS WITH RELATED PERSONS

Advisory and Administration Agreements

Under the Advisory Agreement, our Adviser is responsible for our daily operations of managing the investment and reinvestment of our assets. Specifically, these responsibilities include (i) identifying, evaluating, negotiating and consummating all investment transactions consistent with our investment objectives and criteria; (ii) providing us with all required records and regular reports to our Board concerning our Adviser’s efforts on our behalf; and (iii) maintaining compliance with all regulatory requirements applicable to us. Under the Advisory Agreement, prior to the July 14, 2020 amendment and restatement, the calculation of the annual base management fee equaled 1.5% of our Total Equity, which is our total stockholders’ equity plus total mezzanine equity (before giving effect to the base management fee and incentive fee), adjusted to exclude the effect of any unrealized gains or losses that do not affect realized net income (including impairment charges), adjusted for any one-time events and certain non-cash items (the later to occur for a given quarter only upon the approval of our Compensation Committee), and adjusted to include operating partnership units in the Operating Partnership (“OP Units”) held by holders who do not control the Operating Partnership (“Non-controlling OP Unitholders”). The fee was calculated and accrued quarterly as 0.375% per quarter of such Total Equity amount. The Advisory Agreement also rewards our Adviser with an incentive fee when our quarterly Core FFO (defined at the end of this paragraph), before giving effect to any incentive fee, or pre-incentive fee Core FFO, exceeds 2.0% quarterly, or 8.0% annualized, of adjusted total stockholders’ equity (after giving effect to the base management fee but before giving effect to the incentive fee). We refer to this as the hurdle amount. The Adviser will receive 15.0% of the amount of our pre-incentive fee Core FFO that exceeds the hurdle amount. However, in no event shall the incentive fee for a particular quarter exceed by 15.0% (the cap) the average quarterly incentive fee paid by us for the previous four quarters (excluding quarters for which no incentive fee was paid). Core FFO (as defined in the Advisory Agreement) is defined as GAAP net income (loss) available to common stockholders, excluding the incentive fee, depreciation and amortization, any realized and unrealized gains, losses or other non-cash items recorded in net income (loss) available to common stockholders for the period, and one-time events pursuant to changes in GAAP.

On July 14, 2020, the Company amended and restated the Advisory Agreement by entering into the Sixth Amended and Restated Investment Advisory Agreement between the Company and the Adviser (the “Amended Agreement”). The Company’s entrance into the Amended Agreement was approved by its Board of Directors, including, specifically, unanimously by its independent directors. The Amended Agreement revised and replaced the previous calculation of the Base Management Fee (as defined therein), which was based on Total Equity (as defined therein), with a calculation based on Gross Tangible Real Estate. The revised Base Management Fee will be payable quarterly in arrears and shall be calculated at an annual rate of 0.425% (0.10625% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate,” defined in the Amended Agreement as the current gross value of the Company’s property portfolio (meaning the aggregate of each property’s original acquisition price plus the cost of any subsequent capital improvements thereon). The calculation of the other fees in the Amended Agreement remains unchanged. The revised Base Management Fee calculation began with the fee calculations for the quarter ended September 30, 2020.

Our Adviser has the ability to issue a full or partial waiver of the incentive fee and may do so to maintain the current level of distributions to our stockholders. Any such waiver is subject to the approval of our Board. The Adviser granted an unconditional and irrevocable voluntary waiver of approximately $15,700 of the incentive fee for the year ended December 31, 2021.

Further, the Advisory Agreement provides for a capital gains-based incentive that will be determined by calculating aggregate realized capital gains and aggregate realized capital losses for the applicable time period. For this purpose, aggregate realized capital gains and losses, if any, equals the realized gain or loss calculated by the difference between the sales price of the property (based on the all-in acquisition cost of disposed properties), less any costs to sell the property and the current gross value of the property (which is calculated as the original acquisition price plus any subsequent non-reimbursed capital improvements). At the end of the respective fiscal year, if this number is positive, then the capital gain fee payable for such time period shall equal 15.0% of such amount. No capital gain fee was recognized during the years ended December 31, 2021, 2020 and 2019.

Additionally, the Advisory Agreement includes a termination fee whereby, in the event of our termination of the agreement without cause (with 120 days’ prior written notice and the vote of at least two-thirds of our independent directors), a termination fee would be payable to the Adviser equal to two times the sum of the average annual base management fee and incentive fee earned by the Adviser during the 24-month period prior to such termination. A termination fee is also payable if the Adviser terminates the agreement after the Company has defaulted and applicable cure periods have expired. The agreement may also be terminated for cause by us (with 30 days’ prior written notice and the vote of at least two-thirds of our independent directors), with no termination fee payable. Cause is defined in the agreement to include if the Adviser breaches any material provisions of the agreement, the bankruptcy or insolvency of the Adviser, dissolution of the Adviser and fraud or misappropriation of funds.

Under the Administration Agreement, we pay separately for administrative services including record keeping and regulatory compliance functions. Payments under the Advisory Agreement are generally equal to our allocable portion of our Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by our Administrator, and our allocable portion of the salaries, bonuses, and benefits expenses of our chief financial officer, treasurer, chief compliance officer, general counsel and secretary and their respective staffs. Our allocable portion of the Administrator’s expenses are generally derived by multiplying our Administrator’s total expenses by the approximate amount of time the Administrator’s employees perform services for us in relation to their time spent performing services for all companies serviced by our Administrator under contractual agreements.

Each of David Gladstone and Terry L. Brubaker serve as an executive officer and director of ours and of each of our Adviser and our Administrator. Robert Cutlip, our current co-president, is employed by our Adviser as executive vice president (real estate). Buzz Cooper, another of our current co-presidents, is employed by our Advisor as an executive managing director. Michael LiCalsi, our general counsel and secretary, also has served as the president of the Administrator since July 2013 and as general counsel and secretary of each of the Adviser and Administrator since 2009 and 2012, respectively. He has also served as chief legal officer and a managing principal of Gladstone Securities since 2010. Gary Gerson, our chief financial officer is an employee of the Administrator. Mike Sodo, our former chief financial officer, was an employee of our Administrator until the time of his resignation on March 26, 2021. Our treasurer, Jay Beckhorn is an employee of our Administrator and is also the treasurer of Gladstone Land and a registered representative of Gladstone Securities that assists in procuring mortgage financing for our properties as discussed below in “Mortgage Financing Arrangement Agreement.” David Gladstone is the indirect controlling stockholder of each of our Adviser and Administrator. Although we believe that the terms of the Advisory Agreement and the Administration Agreement are no less favorable to us than those that could be obtained from unaffiliated third parties in arms’ length transactions, our Adviser and Administrator, their officers and their directors have a material interest in the terms of these agreements.

During the fiscal year ended December 31, 2021, we incurred total fees of approximately $10.7 million to our Adviser under the Advisory Agreement and $1.4 million to our Administrator under the Administration Agreement.

Mortgage Financing Arrangement Agreement

Gladstone Securities, an affiliated broker dealer that is 100% indirectly owned and controlled by Mr. Gladstone, provides mortgage financing services to us under a contractual agreement. Pursuant to the agreement, effective June 18, 2013, Gladstone Securities acts as our non-exclusive agent to assist us with arranging mortgage financing for properties we own. In connection with this engagement, Gladstone Securities may from time to time solicit the interest of various commercial real estate lenders or recommend to us third party lenders offering credit products or packages that are responsive to our needs. We pay Gladstone Securities a financing fee in connection with the services it provides to us for securing mortgage financing on any of our properties. The amount of these financing fees, which are payable upon closing of the financing, are based on a percentage of the amount of the mortgage, generally ranging from 0.15% to a maximum of 1.0% of the mortgage obtained. The amount of the financing fees may be reduced or eliminated, as determined by us and Gladstone Securities, after taking into consideration various factors, including, but not limited to, the involvement of any third party brokers and market conditions. Messrs. Gladstone, LiCalsi and Dellafiora serve on the board of managers of Gladstone Securities. Our Board reviews, approves and ratifies these fees each quarter. We paid financing fees of $0.1 million during each of the fiscal years ended December 31, 2020 and 2021, or 0.25% and 0.33% of total mortgages secured or extended, respectively.

Dealer Manager Agreement

On February 20, 2020, the Company entered into a dealer-manager agreement with Gladstone Securities, (the “Dealer-Manager Agreement”), whereby Gladstone Securities serves as the Company’s exclusive dealer-manager in connection with the Company’s offering of up to 26,000,000 shares of 6.00% Series F Cumulative Redeemable Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), consisting of a primary offering of up to 20,000,000 shares of Series F Preferred Stock through our dealer manager on a “reasonable best efforts” basis and up to 6,000,000 shares of our Series F Preferred Stock to be issued pursuant to the dividend reinvestment plan (collectively, the “Offering”). The Offering is registered with the SEC pursuant to a registration statement on Form S-3 (File No. 333-236143), as the same may be amended and/or supplemented (the “Registration Statement”), under the Securities Act of 1933, as amended, and shares of Series F Preferred Stock are currently being offered and sold pursuant to a prospectus supplement, dated February 20, 2020, and a base prospectus dated February 11, 2020 relating to the Registration Statement (the “Prospectus”).

Under the Dealer-Manager Agreement, Gladstone Securities provides certain sales, promotional and marketing services to the Company in connection with the Offering, and the Company pays Gladstone Securities (i) selling commissions of up to 6.0% of the gross proceeds from sales of Series F Preferred Stock in the Offering (the “Selling Commissions”), and (ii) a dealer-manager fee of 3.0% of the gross proceeds from sales of Series F Preferred Stock in the Offering (the “Dealer-Manager Fee”). Gladstone Securities may, in its sole discretion, remit all or a portion of the Selling Commissions and may also reallow a portion of the Dealer-Manager Fee to participating broker-dealers and wholesalers in support of the Offering. The terms of the Dealer-Manager Agreement were approved by the Company’s Board of Directors, including all of its independent directors.

Pursuant to the Dealer-Manager Agreement, the Company has agreed to indemnify Gladstone Securities and participating broker-dealers, and Gladstone Securities has agreed to indemnify the Company, against certain losses, claims, damages and liabilities, including but not limited to those arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or in the Prospectus, (ii) the omission or alleged omission to state in the Registration Statement (including the prospectus as a part thereof) or any post-effective amendment thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the omission or alleged omission to state therein a material act required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. In addition, our directors are subject to certain provisions of Maryland law that are designed to minimize conflicts. Under our current conflict of interest policy, without the approval of a majority of disinterested directors, we will not:

•

acquire from or sell to any of our officers, directors or employees of our Adviser or our Administrator, or any entity in which any of our officers, directors or such employee has an interest of more than 5%, any assets or other property;

•

make any loan to or borrow from any of our directors, officers or employees of our Adviser or our Administrator, or any entity, in which any of our officers, directors or such employee has an interest of more than 5%;

•

grant warrants or options to purchase our stock to any of our directors, officers or employees of our Adviser or our Administrator, or any entity in which any of our officers, directors or such employee has an interest of more than 5%, except pursuant to the company’s equity incentive plans; or

•

engage in any other transaction with any of our directors, officers or employees of our Adviser or our Administrator, or any entity in which any of our directors, officers or such employee has an interest of more than 5% (except that our Adviser may lease office space in a building that we own, provided that the rental rate under the lease is determined by our independent directors to be at a fair market rate).

Where allowed by applicable rules and regulations, from time to time we may enter into transactions with our Adviser or one or more of its affiliates. A majority of our independent directors and a majority of our directors not otherwise interested in a transaction with our Adviser must approve all such transactions with our Adviser or its affiliates.

It is our current policy that we will not purchase any property from or co-invest with our Adviser, any of its affiliates or any business in which our Adviser or any of its subsidiaries have invested except that we may make leases to existing and prospective portfolio companies of entities advised by our Adviser, as long as the portfolio company is not controlled by that entity and the transaction is approved by both companies’ boards. If we decide to change this policy on co-investments with our Adviser or its affiliates, we will seek approval of this decision from our stockholders.

Indemnification

In our Articles of Restatement (our “Charter”) and Bylaws, we have agreed to indemnify our directors and certain of our officers by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings, which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Maryland law our Charter and our Bylaws.

Each of the Advisory and Administration Agreements provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations, our Adviser, our Administrator and their respective officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser’s or our Administrator’s services under the current Advisory or Administration Agreements, respectively, or otherwise as an investment adviser of ours.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Gladstone Commercial stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker or us. Direct your written request to Investor Relations at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102 or call our toll-free investor relations line at 1-866-366-5745. Stockholders who currently receive multiple copies of the Notice at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at the address to which a single copy of the Notice was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion.

By Order of the Board of Directors,

Michael LiCalsi
Secretary

March 18, 2022

GLADSTONE COMMERCIAL CORPORATION 1521 WESTBRANCH DRIVE, SUITE 100 MCLEAN, VA 22102
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GOOD2022 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K CONTROL # 0000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) David Gladstone 02) Paul W. Adelgren 03) John H. Outland The Board of Directors recommends you vote FOR the following proposal: 2. To ratify our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 0000000000 0 2 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000537040_1 R1.0.0.24 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com GLADSTONE COMMERCIAL CORPORATION Annual Meeting of Stockholders May 5, 2022 11:00 a.m. Eastern Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Erich Hellmold and Michael LiCalsi, and each of them acting individually, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gladstone Commercial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gladstone Commercial Corporation to be held virtually at www.virtualshareholdermeeting.com/GOOD2022, on Thursday, May 5, 2022, at 11:00 a.m. (Eastern Daylight Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000537040_2 R1.0.0.24